UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                     PURSUANT TO SECTION 13 OR 15(D) OR THE
                        SECURITIES EXCHANGE ACT OF 1934


                               SEPTEMBER 12, 1997




                            ML-LEE ACQUISITION FUND, L.P.
     (Exact name of registrant ass specified in its governing instruments)


              Delaware                               13-3426817
   (State or other jurisdiction of        (IRS Employer Identification No.)
   incorporation or organization)



                             World Financial Center
                            South Tower - 23rd Floor
                         New York, New York 10080-6123
              (Address of principal executive office and zip code)


Registrant's telephone number,, including area code: (212) 236-7339

                              ITEM 5. OTHER EVENTS


     On August 27, 1997, ML-Lee Acquisition Fund, L.P. (the "Fund"), together with certain other stockholders including affiliates of Thomas H. Lee Company (the "Selling Stockholders"), entered into a Stock Purchase Agreement pursuant to which the Selling Stockholders agreed to sell all of the issued and outstanding Common Stock of Alliance International Group, Inc., a Georgia corporation (the "Company") and a Managed Company of the Fund , to an unrelated third party for approximately $7.8 million or $7.78 per share (the "Transaction"). In addition, immediately prior to the consummation of the Transaction, the Company is expected to redeem all of the outstanding shares of the Company's Preferred Stock, and pay accrued but unpaid dividends with respect thereto. It is also anticipated that the Company's outstanding indebtedness will be repaid in full, including all accrued and unpaid interest. The Transaction is expected to be consummated on or about September 26, 1997.

     Assuming the Transaction is effected and the Company's indebtedness is repaid and Preferred Stock is redeemed, the Fund would receive proceeds of approximately $31.2 million, comprised of $12.2 million for repayment of indebtedness (including all accrued and unpaid interest), and $19 million for the Common and Preferred Stock held by the Fund (which includes approximately $5 million of preferred dividends). In addition, the Fund's outstanding guarantee of Alliance debt would be released. Distributable Capital Proceeds, as defined in the Partnership Agreement, from the Transaction will be distributed to Limited Partners of record as of the date of consummation (which is expected to be September 26, 1997). The maximum amount that could be distributed to Limited Partners is estimated to be approximately $63 per Unit; however, that amount may be reduced, as provided by the Fund's Partnership Agreement, for Fund expenses paid from such proceeds and reserves established, if any, to fund anticipated cash flow shortfalls.

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant in the capacities indicated on the 12th day of September, 1997.


       Signature                           Title


                                    ML Mezzanine Inc.
______________________              Vice President and Treasurer
Audrey Bommer                       (Principal Financial Officer of Registrant)



                                    ML Mezzanine Inc.
______________________              Vice President and Assistant Treasurer
Roger F. Castoral, Jr.              (Principal Accounting Officer of Registrant)